Explanatory statements regarding Sprinter Football Club, Inc.

On March 9, 2016, Sprinter Football Club, Inc. (the “Company”) received a letter enclosing an Order from the State of California, Department of Business Oversight qualifying the Company to offer, sell and issue securities. This Form 1-A Amendment is being filed solely to file same as an exhibit (Exhibit 99.3). No other changes have been made since the last Form 1-A Amendment was filed with the Securities and Exchange Commission on January 25, 2016.

The Form 1-A precludes comments and certain numeric values from being input. The following are the values/comments we would like noted:

ITEM 1 - Financial Statements

Title	As reported	As Actual
Earnings Per Share - Basic:	-0.01	(0.00003020)
Earnings Per Share - Diluted:	-0.01	(0.00004027)

ITEM 4 - Summary Information

Title	As reported	As Actual
Number of securities offered:	60,000,000	40,000,000 Class B Common, 10,000,000 Class C, 10,000,000 Class D
Price per security:	1.00	$0.00016667 for Class B, $ 0.00016667 for Class C, $ 0.00016667 for Class D
The portion of the aggregate offering price attributable to securities being offered on behalf of the issuer:	10,000	$10,000 (of services)
Total:	10,000	$10,000 (of services)
Estimated net proceeds to the issuer:	0.00	No proceeds to issuer. Promotional services are being rendered by the subscriber in exchange for shares.

ITEM 5. - Jurisdictions

Title	As reported	As Actual
Comment only		The CEO of Sprinter Football Club will be the only person offering the securities.